Exhibit 99.1

News Release

Ritchie Bros. Declares Quarterly Dividend

VANCOUVER, January 25, 2021 – Ritchie Bros. (NYSE and TSX: RBA) announces that its Board of Directors has declared a quarterly cash dividend of US$0.22 per common share, payable on March 5, 2021 to shareholders of record on February 12, 2021. This dividend is considered an eligible dividend for Canadian income tax purposes.

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of solutions also include Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provide a complete end-to-end asset management, data-driven intelligence and performance benchmarking system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

Phone: 1.925.225.8875

Email: srathod@ritchiebros.com

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